JETBLUE AIRWAYS REPORTS SEPTEMBER TRAFFIC

New York, NY (October 11, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for September 2017. Traffic in September decreased 4.4 percent from September 2016, on a capacity decrease of 0.9 percent. Load factor for September 2017 was 80.2 percent, a decrease of 3.0 points from September 2016. JetBlue’s preliminary completion factor was 90.7 percent and its on-time (1) performance was 70.1 percent in September 2017. Third quarter revenue per available seat mile (RASM) is expected to increase approximately 0.9 percent year-over-year.

"Our thoughts are with all of those impacted by hurricanes in recent months," said Robin Hayes, President and Chief Executive Officer of JetBlue. "The third quarter presented unprecedented weather challenges for JetBlue, with two of the largest hurricanes in our history impacting our network. We remain committed to the rebuilding efforts, particularly in Puerto Rico. We are confident that the adjustments we are making to our network will minimize any ongoing financial impact in 2018."

Revised Guidance and Preliminary Impact of Hurricanes Irma and Maria on Third Quarter 2017
The following reflects the estimated operational and financial impact from hurricanes Irma and Maria combined, as well as revised guidance for the third quarter of 2017:

•	Third quarter revenue was negatively impacted by approximately $44 million. Operating income was reduced by approximately $30 to $35 million, or 6 to 7 cents per diluted share.

•	Available seat miles (capacity) was reduced approximately 2.7 percentage points by the hurricanes. For the third quarter, JetBlue now expects capacity to increase approximately 3.7%.

•	Revenue per available seat mile (RASM) was positively impacted by an approximate 0.3 percentage points by the hurricanes.

•
Cost per available seat mile, excluding fuel (CASM ex-fuel) is expected to be 2.75 percentage points higher than previously expected. JetBlue now expects third quarter CASM ex-fuel to increase between 2.75% and 3.25%, including an approximate 1.5 percentage point benefit from the favorable timing of expenses now expected in the fourth quarter.

•	JetBlue expects fuel cost per gallon of $1.71 in the third quarter.

Preliminary Impact of Hurricanes Irma and Maria on Fourth Quarter 2017
For the fourth quarter of 2017 JetBlue projects the following financial and operating impact due to the hurricanes (JetBlue expects to provide fourth quarter guidance on October 24th, 2017):

•
Based on current booking trends, JetBlue anticipates revenue will be negatively impacted by approximately $70 to $90 million in the fourth quarter. Operating income is anticipated to be reduced by $50 to $70 million, or 10 to 13 cents per diluted share, expected to be evenly split between Hurricanes Irma and Maria.

•	Capacity growth in the fourth quarter is expected to be approximately 3.0 percentage points lower than previously planned, due to reduced flying in the Caribbean.

•
RASM growth is expected to be negatively impacted between (1.0) to (2.0) percentage points, with the impact due to ongoing recovery in demand from Hurricane Irma. JetBlue anticipates Florida markets, where demand was negatively impacted by Hurricanes Irma, to return to normal by the middle of the fourth quarter.

•	CASM ex-fuel growth is expected to be negatively impacted by approximately 2.5 percentage points due to reduced flying in the Caribbean.

The following table summarizes JetBlue's preliminary estimates for impact of both storms combined:

PRELIMINARY 2017 STORM IMPACT

	3Q 2017	4Q 2017	2017
Available seat miles (ASMs)	(2.7)%	(2.9)%	(1.4)%
Revenue per ASM	+0.3 pts.	(1.0) to (2.0) pts.	(0.25) to (0.50) pts.
CASM ex-Fuel	Approx. +2.75 pts.	Approx. +2.5 pts.	Approx. +1.5 pts.
Revenue (millions)	($44)	($70) - ($90)	($114) - ($134)
Operating Income (millions)	($30) - ($35)	($50) - ($70)	($80) - ($105)
EPS Impact ($ cents)	(6) - (7)	(10) - (13)	(16) - (20)

JETBLUE AIRWAYS TRAFFIC RESULTS

	September 2017	September 2016	% Change
Revenue passenger miles (000)	3,280,011	3,432,671	(4.4)%
Available seat miles (000)	4,089,399	4,125,193	(0.9)%
Load factor	80.2%	83.2%	(3.0) pts.
Revenue passengers	2,775,111	2,918,173	(4.9)%
Departures	26,140	26,574	(1.6)%
Average stage length (miles)	1,050	1,063	(1.2)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	35,712,264	34,434,123	3.7%
Available seat miles (000)	42,131,491	40,421,330	4.2%
Load factor	84.8%	85.2%	(0.4) pts.
Revenue passengers	30,251,347	28,731,032	5.3%
Departures	265,980	253,325	5.0%
Average stage length (miles)	1,072	1,099	(2.5)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com